EXHIBIT 10.2
PROMISSORY NOTE

$1,200,000.00	Minneapolis, Minnesota August 26, 2008
     FOR VALUE RECEIVED, the undersigned, WSI Industries, Inc., a Minnesota corporation (“Borrower”), promises to pay to the order of M&I Marshall & Ilsley Bank, a Wisconsin State banking corporation (“Lender”) at 11455 Viking Drive, Eden Prairie, Minnesota 55344 or at any other place designated from time to time by the holder hereof, in lawful money of the United States of America, pursuant to the terms hereof, the principal sum of One Million Two Hundred Thousand and 00/100 ($1,200,000.00) Dollars, or so much thereof as may be advanced hereunder, together with interest thereon at the interest rate defined below (the “Interest Rate”).
     The Interest Rate shall be a variable rate of interest as follows:
1.	From the date hereof through May 31, 2009, the Interest Rate shall be equal to the Base Rate of interest as established by Lender from time to time (“Base Rate”).

2.	From the June 1, through the Maturity Date (as defined below), the Interest Rate shall be equal to one half of one percent (0.50%) over the Base Rate.
On the date hereof the Base Rate is Five (5.0%) percent and the initial rate of interest hereunder is Five (5.0%) percent. Lender may make loans to other borrowers with an interest rate above or below the Base Rate. If the Base Rate is no longer established or is otherwise no longer available the holder of this Note may substitute a reasonably equivalent index to substitute for the Base Rate. The rate of interest hereunder shall change when, if, and as often as the Base Rate changes.
     Said principal and interest shall be repaid in monthly payments of all accrued interest on the sums actually advanced and outstanding hereunder commencing on September 1, 2008 and continuing monthly thereafter on the first day of each and every month until June 30, 2010 (the “Maturity Date”), at which time the entire remaining balance due hereunder, including all principal and accrued but unpaid interest, shall be due and payable in full.
     Payments hereunder shall be applied first to accrued but unpaid interest, then to principal.
     This Note is made in conjunction with and subject to the terms and conditions of a Loan Agreement (“Loan Agreement”) and related documents and a security agreement (“Security Agreement”) each of even date herewith. Sums advanced or to be advanced hereunder are subject to the covenants conditions and restrictions contained in the Loan Agreement and are secured by the collateral described in the Security Agreement. This Note evidences a non-revolving loan, and

Borrower may not re-borrow any principal amount repaid by Borrower hereunder.
     If any installment hereof is not paid when due, or if the undersigned shall fail to perform or observe any obligation binding upon the undersigned under the Security Agreement, the Loan Agreement or under any other agreement between the undersigned and the holder hereof, or if any default or event of default shall occur under any such agreement, or if the undersigned or any guarantor shall become insolvent, shall make an assignment for the benefit of creditors, or a receiver shall be appointed for any property of any of them or any proceeding shall be commenced with respect to any of them under any bankruptcy or insolvency laws, or if the holder hereof shall at any time in good faith believe that the prospect of due and punctual payment of this Note is impaired, then (in any such event) the holder hereof may, at its option, declare the entire principal balance then remaining unpaid on this Note to be immediately due and payable, and the same shall thereupon be immediately due and payable, together with all interest accrued hereon, without notice or demand.
     Notwithstanding anything to the contrary herein, upon the occurrence of any event or condition of default hereunder or under any contract, agreement, obligation or liability of the undersigned in favor of the Lender, Lender, at its option, may if permitted under applicable law, and after any applicable notice or cure period, increase the variable rate of interest on this Note to two (2.00) percentage points over and above the otherwise applicable rate under this Note. Under no circumstances shall the rate of interest hereunder exceed the maximum rate permitted by law.
     If any installment hereunder or other payment due to the Lender is paid more than ten (10) days after its due date, the undersigned shall owe to the Lender the sum of five (5.00%) percent of the scheduled installment or payment or Five and 00/100 ($5.00) Dollars, whichever is greater.
     This Note may be prepaid, in whole or part at any time, without premium or penalty but with interest accrued to the date of prepayment on the principal amount prepaid.
     To the extent permitted by law, the undersigned agrees to pay all costs of collection, including reasonable attorneys’ fees and legal expenses, incurred by the holder hereof in the event this Note is not duly paid.
     Presentment or other demand for payment, notice of dishonor and protest are hereby expressly waived.

WSI INDUSTRIES, INC., a Minnesota corporation

By:	/s/ Paul D. Sheely

Paul D. Sheely

Its:	Vice President/Chief Financial Officer